July 28, 2006

VIA FACSIMILE

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Attn:  Max A. Webb

Re: Arran Funding Limited, et al Post-Effective Amendment No. 4 to Registration Statement on Form S-3 number 333-128502;
      333-128502-01&02 (the "Registration Statement")

Dear Mr. Webb:

The registrants respectfully request the acceleration of the effective date of the Registration Statement pursuant to Rule 461 under the Securities Act of 1933, as amended, so that it becomes effective at 9:00 a.m. on July 28, 2006, or as soon thereafter as practicable. The registrants acknowledge that:

o Should the Commission or the staff, acting pursuant to delegated authority, declare the filing effective, such action does not preclude the Commission from taking any action with respect to the filing.

o The action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the registrants from full responsibility for the adequacy and accuracy of the disclosure in the filing.

o The registrants may not assert the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely,

ARRAN FUNDING LIMITED

    /s/ Daniel P. McGarvey
By: ___________________________
Name: Daniel P. McGarvey
Title:  Attorney-in-Fact

SOUTH GYLE RECEIVABLES TRUSTEE LIMITED

    /s/ Daniel P. McGarvey
By: ___________________________
Name: Daniel P. McGarvey
Title:  Attorney-in-Fact

RBS CARDS SECURITISATION FUNDING LIMITED

    /s/ Daniel P. McGarvey
By: ___________________________
Name: Daniel P. McGarvey
Title:  Attorney-in-Fact

CC: Rolaine Bancroft
    U.S. Securities and Exchange Commission


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July 28, 2006

VIA FACSIMILE

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Attn:  Max A. Webb

Re: Arran Funding Limited, et al Post-Effective Amendment No. 4 to Registration Statement on Form S-3 number 333-128502;
      333-128502-01&02 (the "Registration Statement")

Dear Mr. Webb:

The undersigned managing underwriter respectfully requests the acceleration of the effective date of the Registration Statement pursuant to Rule 461 under the Securities Act of 1933, as amended, so that it becomes effective at 9:00 a.m. on July 28, 2006, or as soon thereafter as practicable.

Sincerely,

GREENWICH CAPITAL MARKETS, INC.

    /s/ Daniel P. McGarvey
By: ___________________________
Name: Daniel P. McGarvey

CC:      Rolaine Bancroft
         U.S. Securities and Exchange Commission